Exhibit 3.2

BYLAW AMENDMENTS

Within the Second Amended and Restated Bylaws of Biogen Idec Inc.:

•	Section 2.3 has been retitled “Special Meetings Called by Directors or Officers.”

•	Section 2.3A, which reads as follows, has been added:

2.3A Special Meetings Called by Stockholders

(a) Special meetings of the stockholders (each a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a stockholder (or a group of stockholders formed for the purpose of making such request) who or which (i) has Net Long Beneficial Ownership (as defined below) of 25% or more of the outstanding common stock of the corporation (the “Requisite Percent”) as of the date of submission of the request and (ii) has or have had continuous Net Long Beneficial Ownership of at least the same amount of securities so owned by such stockholder or by each member of such group of stockholders for at least one year as of the date of such request, subject to section 2.3A(b) below. Compliance by the requesting stockholder or group of stockholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the corporation and the stockholders.

“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a stockholder’s ownership of common stock of the corporation, shall mean those shares of common stock of the corporation as to which the stockholder in question possesses (a) the sole power to vote or direct the voting, (b) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (c) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (a), (b) and (c) shall not include any shares (i) sold by such stockholder in any transaction that has not been settled or closed, (ii) borrowed by such stockholder for any purposes or purchased by such stockholder pursuant to an agreement to resell or (iii) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder.

(b) A request for a Stockholder Requested Special Meeting must be signed by the Requisite Percent of stockholders (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the corporation by registered mail, return receipt requested. Such request shall (i) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (ii) bear the date of signature of each such stockholder (or duly authorized agent) signing the request, (iii) set forth (A) the name and address, as they appear in the corporation’s stock ledger, of each stockholder signing such request (or on whose behalf the request is signed), (B) the class, if applicable, and the number of shares of common stock of the corporation as to which such stockholder has Net Long Beneficial Ownership, (C) include evidence of the fact and duration of such stockholder’s beneficial ownership of such stock consistent with that which is required under Regulation 14A under the 1934 Act and (D) a certification that the stockholder satisfies the Net Long Beneficial Ownership requirement of these bylaws, (iv) set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the 1934 Act, (v) contain the information required by Section 2.2 of these bylaws and (vi) include an acknowledgment by each stockholder and any duly authorized agent that any disposition of shares of common stock of the corporation as to which such stockholder has Net Long Beneficial Ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such stockholder shall constitute a revocation of such request with respect to such shares. In addition, the stockholder and any duly authorized agent shall promptly provide any other information reasonably requested by the corporation to allow it to satisfy its obligations under applicable law. Any requesting stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation. If, following such revocation at any time before the date of the Stockholder Requested Special Meeting, the remaining requests are from stockholders holding in the aggregate less than the Requisite Percent, the Board, in its discretion, may cancel the Stockholder Requested Special Meeting.

(c) Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of stockholders if (i) the Board has called or calls an annual or special meeting of stockholders to be held not later than sixty (60) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”); or (ii) the request (A) is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of stockholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (C) relates to an item of business that is not a proper subject for action by the stockholders of the corporation under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the 1934 Act or other applicable law; or (E) does not comply with the provisions of this Section 2.3A.

(d) Any Stockholder Requested Special Meeting shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Section 2.11 of these bylaws and if the Board fails to designate, within ten (10) days after the Delivery Date, the Meeting Record Date, then such

Meeting Record Date shall be twenty (20) days after the Delivery Date; provided further that, if the Board fails to designate, within ten (10) days after the Delivery Date, a date and time for a Stockholder Requested Special Meeting, then such meeting shall be held at 9:00 a.m. local time on the 60th day after the Meeting Record Date (or, if that day shall not be a business day, then on the next preceding business day); and provided further that in the event that the Board fails to designate a place for a Stockholder Requested Special Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the corporation’s principal executive offices. In fixing a date and time for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting.

(e) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the corporation from submitting matters to a vote of the stockholders at any Stockholder Requested Special Meeting.

•	Section 8.8, which read as follows, has been repealed:

8.8 Exclusive Jurisdiction

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action brought on behalf of the corporation and (2) any direct action brought by a stockholder against the corporation or any of its directors or officers alleging a violation of the Delaware General Corporation Law, the corporation’s certificate of incorporation or bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the corporation; in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.